As filed with the Securities and Exchange Commission on July 15, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

BLADE AIR MOBILITY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 31 Hudson Yards, 11th Floor New York, NY (Address of principal executive offices)	84-1890381 (IRS Employer Identification Number) 10001 (Zip code)

2021 Omnibus Incentive Plan of Blade Air Mobility, Inc.

Fly Blade, Inc. 2015 Equity Incentive Plan
(Full title of the Plan)

Melissa M. Tomkiel

President and General Counsel
31 Hudson Yards, 11th Floor

New York, NY 10001

(Name and address of agent for service)

(212) 967-1009

(Telephone number, including area code, of agent for service)

Copies to:

Daniel L. Forman Karen J. Garnett Proskauer Rose LLP Eleven Times Square New York, NY 10036 Tel: (212) 969-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee(2)
Class A common stock, $0.0001 par value per share, approved for issuance pursuant to the Blade Air Mobility, Inc. 2021 Omnibus Incentive Plan	9,306,968	(3)	$9.18	(4)	$85,437,966.24	$9,321.28
Class A common stock, $0.0001 par value per share, underlying restricted stock awards issued under the Fly Blade, Inc. 2015 Equity Incentive Plan	739,535	(5)	$9.18	(4)	$6,788,931.30	$740.67
Class A common stock, $0.0001 par value per share, underlying stock option awards outstanding under the Fly Blade, Inc. 2015 Equity Incentive Plan	9,689,826	(6)	$0.20	(7)	$1,937,965.20	$211.43
Class A common stock, $0.0001 par value per share	50,960	(8)	$9.18	(4)	$467,812.80	$51.04
TOTAL:	19,787,289					$10,324.42

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Common Stock”) that become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase to the number of the Registrant’s outstanding shares of Common Stock.

(2)	The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) based on a rate of $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

(3)	Represents shares of Common Stock reserved for future issuance under the Blade Air Mobility Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”). In addition to the shares registered under the 2021 Plan, to the extent that awards outstanding under the Fly Blade, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) expire or are canceled, forfeited, terminated, settled in cash or otherwise settled without issuance to the award holder of the full number of shares to which the award relates, the number of shares underlying such awards will be available for future grant under the 2021 Plan. The 2021 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2021 Plan on January 1 of each year (beginning January 1, 2022). The number of shares added each year will equal the least of: (i) 4,653,484 shares, (ii) 5% of the outstanding shares on the immediately preceding December 31 or (iii) such amount as determined by the Registrant’s Board of Directors (the “Board”).

(4)	Estimated solely for purposes of calculating the registration fee according to Rule 457(h) under the Securities Act based on the average of the high and low prices of the Common Stock quoted on the Nasdaq Stock Market on July 12, 2021.

(5)	Represents restricted shares of Common Stock issued in respect of restricted stock awards issued under the 2015 Plan as of July 15, 2021. No further grants will be made under the 2015 Plan.

(6)	Represents shares of Common Stock issuable upon the exercise of outstanding stock option awards under the 2015 Plan as of July 15, 2021. No further grants will be made under the 2015 Plan.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $0.20, the weighted average exercise price (rounded to the nearest cent) of the outstanding stock option awards granted under the 2015 Plan as of July 15, 2021.

(8)	Represents restricted shares of Common Stock granted to Kenneth Lerer pursuant to a Restricted Stock Agreement between Blade Urban Air Mobility, Inc., the predecessor to the business of the Registrant, and Mr. Lerer, dated as of March 5, 2021 (the “Restricted Stock Agreement”). See “Explanatory Note” below.

EXPLANATORY NOTE

Pursuant to the Restricted Stock Agreement, Blade Urban Air Mobility, Inc., the predecessor to the business of the Registrant, granted Mr. Lerer shares of restricted stock outside of the 2015 Plan. The terms and conditions of the award are consistent with the terms and conditions of other restricted stock awards granted under the 2015 Plan.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The information specified in Part I of Form S-8 will be delivered to the participants in the 2021 Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Blade Air Mobility, Inc. is sometimes referred to as the “Company,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the Commission, are hereby incorporated by reference into this Registration Statement (excluding any information that is deemed to have been “furnished” and not “filed” with the Commission, including any Item 2.02 or Item 7.01 of any Current Report on Form 8-K):

•	The Registrant's prospectus dated June 7, 2021 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-256640), which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed;

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on May 24, 2021;

•	The Company’s Current Reports on Forms 8-K and 8-K/A filed with the Commission on May 13, 2021 and May 17, 2021; and

•	The description of the Company’s Class A common stock included in the Company’s Registration Statement on Form 8-A filed with the Commission on September 12, 2019.

In addition, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information that is deemed to have been “furnished” and not “filed” with the Commission, including any Item 2.02 or Item 7.01 of any Current Report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses, including attorney’s fees, actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The amended and restated certificate of incorporation and the amended and restated bylaws of the registrant provide that the registrant may indemnify its directors, officers, employees or agents to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

The Registrant has entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, against all expenses, losses and liabilities incurred by the indemnitee or on the indemnitee’s behalf arising from the fact that such person is or was a director, officer, employee or agent of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit Index.

Item 9.	Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No	Description
3.1	Form of Second Amended and Restated Certificate of Incorporation (incorporated by reference to Annex F to the Company’s proxy statement/prospectus/consent solicitation statement on Form S-4 filed with the Commission on April 6, 2021)

3.2	Form of Amended and Restated Bylaws (incorporated by reference to Annex G to the Company’s proxy statement/prospectus/consent solicitation statement on Form S-4 filed with the Commission on April 6, 2021)

4.1	Specimen Class A common stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s proxy statement/prospectus/consent solicitation statement on Form S-4 filed with the Commission on March 10, 2021

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Company’s proxy statement/prospectus/consent solicitation statement on Form S-4 filed with the Commission on March 10, 2021)

4.3	Warrant Agreement, dated September 12, 2019, by and between Experience Investment Corp. and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 18, 2019)

5.1*	Opinion of Proskauer Rose LLP regarding legality of securities being registered

23.1*	Consent of Proskauer Rose LLP (included in Exhibit 5.1)

23.2*	Consent of Marcum LLP

23.3*	Consent of Marcum LLP

24.1*	Power of Attorney (included on signature page hereto)

99.1	Form of 2021 Omnibus Incentive Plan (incorporated by reference to Annex E to the Registrant’s proxy statement/prospectus/consent solicitation statement on Form S-4 filed with the Commission on January 29, 2021)

99.2	FlyBlade, Inc. 2015 Equity Incentive Plan ( incorporated by reference to Exhibit 10.7 to the Registrant’s proxy statement/prospectus/consent solicitation statement on Form S-4 filed with the Commission on January 29, 2021)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 15, 2021.

BLADE AIR MOBILITY, INC.

By:	/s/ Robert S. Wiesenthal
Name:	Robert S. Wiesenthal
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert S. Wiesenthal and Melissa M. Tomkiel, acting alone or together with another attorney-in-fact, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Robert S. Wiesenthal
Robert S. Wiesenthal	Chief Executive Officer and Director (Principal Executive Officer)	July 15, 2021

/s/ William A. Heyburn
William A. Heyburn	Chief Financial Officer (Principal Financial Officer)	July 15, 2021

/s/Amir Cohen
Amir Cohen	Chief Accounting Officer (Principal Accounting Officer)	July 15, 2021

/s/ Eric Affeldt
Eric Affeldt	Director	July 15, 2021

/s/ Jane Garvey
Jane Garvey	Director	July 15, 2021

/s/ Kenneth Lerer
Kenneth Lerer	Director	July 15, 2021

/s/ Susan Lyne
Susan Lyne	Director	July 15, 2021

/s/ Edward Philip
Edward Philip	Director	July 15, 2021

/s/ David Zaslav
David Zaslav	Director	July 15, 2021